Exhibit 5.1

[Trinity Capital Corporation Letterhead]

June 21, 2004

Trinity Capital Corporation
1200 Trinity Drive
Los Alamos, New Mexico 87544

  Re:
  S-8 Filing of the Trinity Capital Corporation 1998 Stock Option Plan

Dear Sir or Madam,

        I have acted as counsel to Trinity Capital Corporation, a New Mexico corporation ("Company"), in connection with the issuance of up to 200,000 shares of the Company's common stock, no par value ("Common Stock"), pursuant to stock options granted under the Trinity Capital Corporation 1998 Stock Option Plan.

        As counsel for the Company I have made such legal and factual examinations and inquiries as I deem advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Certificate of Incorporation, Bylaws, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.

        On the basis of the foregoing, I express the opinion that the 200,000 shares of Common Stock registered for issuance pursuant to the Registration Statement on Form S-8 dated June 21, 2004 ("Registration Statement") are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

        I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Sincerely,

/s/ Heather Boone

Heather Boone
General Counsel